Exhibit 10.1
Secured Promissory Note
For good value, CATUITY, INC., a Delaware corporation, (“Borrower”) promises to pay to the order of GOTTBETTER CAPITAL MASTER, LTD. (“Holder”) an amount equal to the Principal Balance (as defined below), together with interest at the rate of 12% per annum on the unpaid balance, paid in the following manner:
1. Principal Amount and Offsets. This promissory note (the “Note”) is for an amount equal to $75,000. (the “Initial Principal Amount”).
2. Term, Interest and Payments. The term of this Note is for the earlier of six months from the date hereof, after which this Note shall become due and payable in full or upon a sale of any of the Company’s assets, including its Australian Loyalty Magic subsidiary, the proceeds of such sale, before being applied to satisfy any other obligations of the Company, shall be applied first to the repayment of the original Convertible Notes issued to the Lenders on November 22, 2006 and then to the repayment of this Promissory Note. The principal balance shall accrue interest at a rate of 12% per annum, compounded monthly, beginning on July 5, 2007 until the principal is paid. This Note may be prepaid at any time, in whole or in part, without penalty. Payments shall be first applied to accrued interest and the balance to principal.
3. Acceleration. This Note shall, at the option of the Holder hereof upon written notice to the Borrower, become immediately due and payable in full upon the:
(a) Failure to make any payment within fifteen (15) days of its due date.
(b) Breach of any security interest, mortgage, loan agreement, pledge agreement or guarantee granted as collateral security for this Note.
(c) Filing by the Borrower of an assignment for the benefit of creditors, bankruptcy or other form of insolvency, or by suffering an involuntary petition in bankruptcy or receivership not vacated within thirty (30) days.
(d) Any breach of the provisions of the provisions of Sections 5 or 6 of this Note.
4. Default. If this Note shall be in default and placed for collection, the Borrower shall pay all reasonable attorney fees and costs of collection. Payments shall be made to such address as may from time to time be designated by the Holder. If there is an event of default declared under this Note or any of the Transaction Documents, as defined in the Securities Purchase Agreement among the Holder, Bridgepointe Master Fund Ltd. (“Bridgepointe”) and the Borrower, dated November 21, 2006, the Borrower shall use it best efforts to cause its Board of Directors to immediately appoint and install three new directors that are proposed and approved by the then Holders, and to cause the three independent directors on the Borrower’s Board of Directors to resign immediately thereafter. The new directors will be qualified under the relevant market or exchange rules and the Securities and Exchange Commission
5. Security. As security for the Note, the Borrower and each of its subsidiaries will execute a Joinder Agreement to the Security Agreement, dated the date hereof, with the Holder and Bridgepointe that will provide a first lien security interest on the collateral described in the Security Agreement, dated November 21, 2006, between the Borrower and each of its subsidiaries, on the one hand, and the Holder, on the other.
6. Special Issues. Holder will designate Michael Chorske (the “Lenders Designee”) with the Holder to represent the Holder in reviewing, approving the sale of computer hardware, office furniture and similar items which will not exceed $25,000 in any one transaction. Additionally, the Lenders Designee will approve the use of proceeds from such sales. The interest due on July 1, 2007 under the Senior Secured Convertible Note (“Note”) between the Borrower and the Holder dated November 22, 2006 shall be deferred until August 1, 2007 and the Holder agrees not to declare an event of default for any reason under the Note prior to August 1, 2007, with the exception of a) resignation of all of the independent members of the Board of the Borrower or b) the Borrower files for Bankruptcy. The Borrower shall use its best efforts to cause Debra Hoopes to agree to not initiate a legal action that might cause bankruptcy proceedings as it relates to the Borrower’s obligation per her employment contract so long as she is not be sued by the Holder and so long as she is treated equitably in any final settlement with other unsecured creditors. In the event the Independent members of the Board of the Borrower does not meet the requirements of NASDAQ, the Board, in consultation with the Holder will nominate qualified individuals to fill the Board seats.
7. Waiver of Demand and Presentment. The Borrower, and all other parties to this note, whether as endorsers, guarantors or sureties, shall remain fully bound until this note is paid and waive demand, presentment and protest and all notices thereto and further agree to remain bound, notwithstanding any extension, modification, waiver, or other indulgence or discharge or release of any obligor hereunder or exchange, substitution, or release of any collateral granted as security for this note. No modification or indulgence by the Holder hereof shall be binding unless in writing; and any indulgence on any one occasion shall not be an indulgence for any other or future occasion. The rights of the Holder hereof shall be cumulative and not necessarily successive.
8. Governing Law; Jurisdiction; Jury Trial. This note shall take effect as a sealed instrument under the law of the State of New York. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
Dated: July 5, 2007

BORROWER:	HOLDER:
CATUITY, INC., a Delaware Corporation	GOTTBETTER CAPITAL MASTER, LTD., a Cayman Islands Exempted Company

By:	By:
John Racine	Adam S. Gottbetter, Director
President & CEO	488 Madison Avenue, 12th Floor
300 Preston Ave., Suite 302	New York, NY 10022
Charlottesville, VA 22902	Telephone: 212.400.6990
FAX : 1.734.943.6850	Fax: 212.400.6999

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